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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)*


                         SPECTRUM PHARMACEUTICALS, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $.001 par value per share
                -------------------------------------------------
                         (Title of Class of Securities)


                                  84763A 10 8
        ----------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 2003
        -----------------------------------------------------------------
                        (Date of Event Requiring Filing)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed

                 Rule 13d-1(b)
             ---
                 Rule 13d-1(c)
             ---
              X  Rule 13d-1(d)
             ---

--------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                  Page 1 of 6 Pages

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---------------------                                          -----------------
CUSIP No. 84763A 10 8                   13G                    Page 2 of 6 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Rajesh C. Shrotriya, M.D.
--------------------------------------------------------------------------------
 2   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (A)[ ]
                                                                          (B)[ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZEN OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          584,880
                      ----------------------------------------------------------
    NUMBER OF         6   SHARED VOTING POWER
     SHARES
  BENEFICIALLY            0
    OWNED BY          ----------------------------------------------------------
      EACH            7   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH             584,880
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     584,880
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.75%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                               Page 2 of 6 Pages

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---------------------
CUSIP No. 84763A 10 8
---------------------


Item 1(a).  Name of Issuer:

            Spectrum Pharmaceuticals, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            157 Technology Drive
            Irvine, CA 92618

Item 2(a).  Name of Person Filing:

            Rajesh C. Shrotriya, M.D.

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            157 Technology Drive
            Irvine, CA 92618

Item 2(c).  Citizenship:

            U.S.A.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.001 par value per share

Item 2(e).  CUSIP Number:

            84763A 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            N/A

Item 4.     Ownership (as of 12/31/03)

            (a) Amount Beneficially Owned: 584,880

            (b) Percent of Class: 6.75%


                               Page 3 of 6 Pages

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---------------------
CUSIP No. 84763A 10 8
---------------------


            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote:

                      584,880

                (ii)  shared power to vote or to direct the vote:

                      0

                (iii) sole power to dispose or to direct the disposition of:

                      584,880

                (iv)  shared power to dispose or to direct the disposition of:

                      0

Item 5.     Ownership of Five Percent or Less of a Class.

            N/A

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            N/A

Item 8.     Identification and Classification of Members of the Group.

            N/A

Item 9.     Notice of Dissolution of Group.

            N/A


                               Page 4 of 6 Pages

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Item 10.    Certification.

            N/A.


                               Page 5 of 6 Pages

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-------------------
CUSIP No. 12561E105
-------------------



                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 17, 2004
--------------------------------------
Date


/s/ Shyam Kumaria
--------------------------------------
[Signature]


Shyam Kumaria, Vice President, Finance
--------------------------------------
[Name/Title]

By Power of Attorney for Rajesh C. Shrotriya


                               Page 6 of 6 Pages
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                               POWER OF ATTORNEY

                                 AUTHORIZATION

        I hereby authorize Luigi Lenaz, M.D. or Shyam Kumaria, acting singly, to sign and file on my behalf any and all forms required by the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") relating to the reporting of beneficial ownership of equity securities of Spectrum Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and of changes in such beneficial ownership, together with any and all amendments thereto. This authorization shall be effective on and after the date set forth below and shall continue in effect until I am no longer required to file such forms, unless earlier revoked by me in writing.

        I acknowledge that the persons authorized hereunder are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Exchange Act.

        Dated as of this 17th day of February, 2004.


                                        /s/ Rajesh C. Shrotriya, M.D.
                                        -----------------------------------
                                        Rajesh C. Shrotriya, M.D.